Exhibit 10.8

Sub-loan Agreement

Between

Jiaozuo City Finance Bureau
and
Jiaozuo Yida Vegetable Oil Co., Ltd.

For the “Northern Dry Farming Project” funded by the loans from Asia Development Bank

October, 2009

Sub-loan Agreement
between
Jiaozuo City Finance Bureau and Jiaozuo Yida Vegetable Oil Co., Ltd.
for the “Northern Dry Farming Project” funded by the loans from Asia Development Bank
For the purposes of enforcing the “Loan Protocol” (loan number: 2474-PRC) under the “Dry Farming Sustainable Agriculture Projects of Henan Province” (hereinafter called “this Project”) entered into between PRC and the Asia Development Bank (hereinafter called “ADB”) on February 3rd, 2009,  the “Project Protocol” entered into between Henan Province People’s Government and ADB in connection with the “Dry Farming Sustainable Agriculture Project of Henan Province”, “the Sub-loan Contract between Ministry of Finance and Henan Province People’s Government in connection with the loan for the ‘Northern Dry Farming Project’ from ADB” and  “the Sub-loan Contract between General Office of Finance of Henan Province and Jiaozuo City People’s Government in connection with the loan for the ‘Northern Dry Farming Project’ from ADB”, Jiaozuo City Finance Bureau (hereinafter called the “Creditor”) and Jiaozuo City Yida Vegetable Oil Co., Ltd.(hereinafter called the “Debtor”) hereby enter into a Sub-loan Agreement (hereinafter called “this Agreement”) by their respective authorized representative under the terms as follows:

1.
The  Loan Protocol and the relevant sections contained in its appendix, together with “the Sub-loan Contract between Ministry of Finance and Henan Province People’s Government In Connection With the Loan for the ‘Northern Dry Farming Project’ from ADB” and “the Sub-loan Contract between General Office of Finance of Henan Province and Jiaozuo City People’s Government In Connection With the loan for the ‘Northern Dry Farming Project’ from ADB” shall be integrated as a part of this Agreement. Corresponding changes shall be made to this Agreement, if the ADB, Ministry of Finance, General Office of Finance of Henan Province or the Creditor makes changes to the Loan Protocol.

2.
Pursuant to the plan established and confirmed by the Loan Protocol, the Project Protocol and the Feasibility Study Report of this Project as well as terms and conditions under this Agreement,  the Creditor agrees to sub-loan the Debtor a total of USD $4,000,000 provided by the ADB’s loan in the Project. This sub-loan shall be used to implement this Project. The final indebted amount shall be in accordance with the accumulated actual amount spent by the Debtor notified by the Creditor as of date when the ADB loan account is closed.

3.	The Debtor agrees to abide by the following terms:

（1）	The term of this Sub-loan shall be 25 years which includes a grace period of 5 years.
（2）
With respect to the principal that is not withdrawn by the Debtor, the Debtor shall pay to the Creditor a promissory fee twice each year at the promissory fee rate provided under Section 2.03 of the Loan Protocol. The promissory fee shall start to accrue after 60 days of the execution of the Loan Protocol.

（3）	With respect to the withdrawn yet unpaid principal, the Debtor shall pay to the Creditor interest calculated based upon the interest rate provided under Section 2.03 of the Loan Protocol.
（4）
From May 15, 2014 to November 15, 2033, according to the requirements of the “Installment Payment Schedule” under Appendix 2 of the Loan Protocol, the Debtor shall repay the Creditor the principal of this Sub-loan twice each year pursuant to the payment notices from the Creditor.

（5）
The repayment date for the principal, interest and fees of this Sub-loan shall be May 15 and November 15 of each year, and the Debtor shall remit each amount due to the account designated by the Creditor on time.

（6）	All the repayments for the principal, interest and fees under the Sub-loan from the Debtor to the Creditor shall be calculated by U.S. Dollar and payable in U.S. Dollar.
（7）
The Debtor shall take priority in allocating funds to pay off the principal, interest and fees of the Sub-loan. For any overdue outstanding principal, interest or fees, the Creditor shall charge the Debtor penalty interest at the rate of one thousandth (1‰) per day. The penalty interest shall be calculated and  U.S. Dollar, and shall be payable in RMB based on then USD-RMB exchange rate. (as provided in the default notice provided by the Creditor).

（8）	If the Debtor is unable to repay the loan in full on time, the Creditor shall resort to all effective means to collect the overdue principal, interest, fees or penalty interest.
（9）	The Debtor shall bear all risks in connection with the currency exchange rate and interest rate as well as all the other risks in connection with the use of proceeds of this Sub-loan.
（10）	The Debtor shall pledge all its assets to prevent the debt risk under this Project.

4.
The Debtor may pay off the Sub-loan before the due date upon approval from the Creditor, but the Debtor shall bear an early termination fee. The calculation of the early termination fee shall be in accordance with relevant requirements provided by the ADB, Ministry of Finance and General Office of Finance.

5.
During in the process of applying for the withdrawal and billing under the Sub-loan, the Debtor shall provide all the necessary documents and materials according to the requirements of the Creditor. After review and approval by City Agriculture Bureau, the Debtor may then apply to the Creditor for the Sub-loan withdrawal and billing. The Creditor shall review the application as soon as practicable and go through all the administrative processes. In order to achieve the aim under this provision:

(1)
The Creditor shall accept the person designated by the debtor as the signatory for the Sub-loan withdrawal and billing. The designation shall become effective once the Debtor delivers to the Creditor a list of authorized signatory as well as copies of sample signatures, all of which are in triplicate.

(2)	The Debtor shall set up a RMB account specifically for the purposes of disbursing funds for the implementation of this Project, and shall be responsible for managing this account.
(3)	The Debtor shall keep and manage all the proceeds from any financings for this Project in a specific account, and shall strengthen the internal control and overview over account and financing.

6.
The Debtor shall implement this Project in accordance with a project feasibility study report, project preliminary design, the Loan Protocol, the Project Protocol as approved by relevant responsible authorities as well as provisions under this Agreement:

(1)
The Debtor shall make a good effort to control budget estimate of the project investment and to allocate the use of the loan proceeds. The Debtor shall also arrange for and provide supporting funds required by this Project as soon as practicable.

(2)	Unless otherwise provided by the Loan Protocol itself, all the fees and expenses related to this Project shall be paid off by supporting funds rather than the Sub-loan proceeds.
(3)
The Debtor shall use the loan proceeds in accordance with the requirements of the Loan Protocol concerning the use of proceeds, categories of payment, percentage and payment limit. Any purchase, debt, engagement of consultants, preparation of financial statements and audit report and plan of traveling overseas that is made by using the Sub-loan proceeds, shall be in accordance with guidelines and handbook issued by ADB as well as relevant requirements stated by Ministry of Finance, General Office of Finance and the Creditor.

(4)	The Debtor shall bear all the losses resulting from errors occurred in the process of implementing this Project on the part of the Debtor.

7.
The Creditor is entitled to inspect the status of the project implementation as well as the use and repayment of the Sub-loan proceeds at any time. If the Debtor is in any violation of the Loan Protocol, the Project Protocol or provisions under this Agreement, the Creditor may resort to any and all legitimate means to ensure that the problems shall be solved in time and this Project shall be under regular operation.

8.
After approval by responsible authorities with respect to any changes made by the Debtor to the project construction plan, the said changes shall be reported to Provincial General Office of Finance through the Creditor and then be officially submitted to ADB through Ministry of Finance.

9.	Any modification to the Loan Protocol and the Project Protocol proposed by the Debtor shall be subject to the review and consent of the Creditor.

10.
Unless the Creditor approves in advance, and the Creditor is satisfied with the repayment plan, the implementing entity of this Project or other units and departments which are closely related to the implementation of this Project shall not make any changes to their ownership, right to operate or organization type.

11.
In accordance with the requirements of the ADB, the Debtor shall timely submit to the ADB the “Project Progress Report”, “Annual Audit Report of the Project” and the related financial statements as well as other relevant materials. The Debtor shall also send a duplicate of the aforementioned materials to the Creditor, to the Provincial General Office of Finance through the creditor, and finally to the Ministry of Finance.

12.
The  termination date of the account for this loan shall be December 31, 2014. If any extension is needed, the Debtor shall give a 6-month written notice to the Creditor in advance of the date when the account is closed. The Creditor then shall submit the said notice to the Provincial General Office of Finance. Upon submission of notice by Ministry of Finance, the ADB shall make a decision of approving the said extension.

13.	During the implementation of this Agreement, both parties of this Agreement may amend or supplement this Agreement through negotiation.

14.
This Agreement shall take effect as soon as signatures and seals are collected from both parties and the Loan Protocol is put into effect. This Agreement shall expire at the time the Debtor pays off all of the principal loan proceeds, interest and fees under this Agreement.

This Agreement is in quintuplicate which shall take effect when both parties sign and seal the same.

Jiaozuo City Finance Bureau (corporate seal)
(Authorized Representative)

/s/ Xianmin Chen
Date: October 27, 2009

Jiaozuo Yida Vegetable Oil Co., Ltd.  (corporate seal)
(Authorized Representative)

/s/ Hexi Feng
Date: October 27, 2009